EXHIBIT 5.1

VINSON & ELKINS L.L.P. 2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

October 27, 2004

Enterprise Products Partners L.P.
Enterprise Products Operating L.P.
2727 N. Loop West
Houston, Texas 77008

Ladies and Gentlemen:

     We have acted as counsel to Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), and its 100% owned Delaware subsidiary, Enterprise Products Operating L.P., (the “Operating Partnership”), in connection with the offer and sale by the Partnership of up to 11,346,111 common units representing limited partner interests in the Partnership (the “Common Units”). We have participated in the preparation of the Partnership’s registration statement on Form S-3 (No. 333-102778) filed on January 28, 2003 by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), Amendment No. 1 thereto filed with the Commission on March 19, 2003, and Amendment No. 2 thereto filed with the Commission on April 15, 2003 and being declared effective by the Commission on April 21, 2003 (the “Registration Statement”). A prospectus supplement dated October 22, 2004 (the “Prospectus”), which together with the prospectus filed with the Registration Statement constituting part of the Prospectus, has been filed pursuant to Rule 424(b) promulgated under the Securities Act. The Prospectus relates to the offer and sale by the Partnership of the Common Units upon the conversion of the outstanding Series F2 Convertible Units of GulfTerra Energy Partners, L.P. (“GulfTerra”), which became convertible into the Common Units pursuant to the Assumption Agreement, dated September 30, 2004, between the Partnership and GulfTerra (the “Assumption Agreement”), executed in connection with the merger of GulfTerra with a subsidiary of the Partnership on that date.

     In rendering the opinion set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus, (ii) the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 1, 2004 (the “Partnership Agreement”), (iii) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, and (iv) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinion hereafter expressed. As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act, corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

October 27, 2004

     In connection with this opinion, we have assumed that all Common Units will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the Assumption Agreement.

     Based upon and subject to the foregoing, we are of the opinion that when the Common Units have been issued and delivered in accordance with the terms of the Assumption Agreement, then the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act and as described in the Prospectus).

     We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement or a Current Report on Form 8-K. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.